UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 23, 2011

BENIHANA INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26396	65-0538630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8685 Northwest 53rd Terrace, Miami, Florida		33166
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(305) 593-0770

None
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to Vote of Security Holders.

On November 17, 2011, Benihana Inc. (the “Company”) held a special meeting of stockholders with respect to the matters set forth below. On November 18, 2011, IVS Associates, Inc. (“IVS”), the independent inspector of elections for the special meeting, delivered its preliminary results. These results are only preliminary and are subject to change.

Proposal 1 — The proposal to adopt an amendment and restatement of the Company's certificate of incorporation, pursuant to which each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock; the class of Class A Common Stock (of which 32,500,000 shares are currently authorized) will be eliminated; certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated; and the number of authorized shares of Common Stock will be increased from 12,000,000 to 24,000,000 shares. The preliminary results were as follows:

	FOR	AGAINST	ABSTAIN
Common Stock	3,499,559	2,670,385	1,184
Class A Common Stock	937,126	5,206	96
All votes	4,436,685	2,675,591	1,280

A majority of the total eligible votes of each class of stock, voting separately, as of the record date is required to pass the proposal, as well as a majority of all eligible votes combined. Total eligible votes for Common Stock and Class A Common Stock are 6,944,132 votes and 1,093,682 votes, respectively.

Proposal 2 — The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification. The preliminary results were as follows:

	FOR	AGAINST	ABSTAIN
Common Stock	3,439,457	2,675,672	55,999
Class A Common Stock	908,791	33,489	148
All votes	4,348,248	2,709,161	56,147

A majority of the votes cast by each class of stock, voting as a single class, is required to pass the proposal.

The preliminary voting results disclosed above are not final. The Company will file an amendment to this Current Report on Form 8-K to disclose the final voting results of the special meeting following certification by IVS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENIHANA INC.

Dated: November 23, 2011	By: /s/ J. David Flanery
J. David Flanery
Chief Financial Officer